Exhibit 99.1

Rob Perdue to step down as Chief Operating Officer of The Trade Desk

After guiding The Trade Desk operations through rapid growth and delivering outstanding financial returns, Perdue plans to transition out of the business over the first half of 2019

LOS ANGELES – December 4, 2018 (BusinessWire) – Global advertising technology leader, The Trade Desk, Inc. (Nasdaq:TTD), announced today that Chief Operating Officer Rob Perdue plans to step down after a transition period in the first half of 2019. Perdue has served in the COO role since joining The Trade Desk in 2013, leading the company through its IPO in 2016.

“Since joining The Trade Desk in 2013, Rob has built an amazing operational team and has been instrumental in helping to build the special culture we have here,” said Jeff Green, Founder and CEO of The Trade Desk. “I’m grateful to Rob for everything he’s done for The Trade Desk, and for his leadership and friendship over the years.”

Green added, “We have begun a search for an incoming COO to ensure a seamless transition as The Trade Desk continues to deliver strong momentum and global growth.”

“I am grateful for the six incredible years at The Trade Desk, and I am very proud of all of our achievements,” Perdue said. “After a conversation with Jeff, we agreed that with The Trade Desk’s strong operational foundation and solid growth plans for the future, this is the right time for me to move on to the next phase of my life. It’s been an honor to work with such exceptionally talented people and help grow and scale our business globally. Personally, I look forward to my next chapter and to spend more time with my family.”

About The Trade Desk, Inc.

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize more expressive data-driven digital advertising campaigns across ad formats, including display, video, audio, native and, social, on a multitude of devices, such as computers, mobile devices, and connected TV. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.

Contact:

Media	Investors

Austin Rotter	Chris Toth
Associate VP, 5WPR	VP, Investor Relations, The Trade Desk
arotter@5wpr.com	ir@thetradedesk.com
646-862-6866	310-334-9183